Exhibit 99.1

Academy Sports + Outdoors Reports Fourth Quarter and Fiscal 2024 Results

Fourth Quarter Comparable Sales Declined (3.0)%: a +190 Basis Point Improvement vs.Third Quarter 2024

Fourth Quarter Diluted GAAP EPS of $1.89: Above the Midpoint of Updated Guidance Provided

Company Announces Launch of Jordan Brand in 145 Stores and Online Beginning in Late April

Quarterly Dividend Increased by 18% Per Share

KATY, TEXAS (Globe Newswire — March 20, 2025) – Academy Sports and Outdoors, Inc. (Nasdaq: ASO) ("Academy" or the "Company") today announced its financial results for the fourth quarter and fiscal year ended February 1, 2025. Fourth quarter and fiscal year 2024 included 13 and 52 weeks, respectively, compared to 14 and 53 weeks in fourth quarter and fiscal year 2023, respectively.

“Looking back on 2024, our team made significant strides toward achieving our long-term goals, all while thoughtfully navigating a challenging macroeconomic environment. As we head into 2025, we’re energized by the opportunities that lie ahead. The foundation for growth that we’ve built over the past year should yield meaningful results this year and into the future.” said Steve Lawrence, Chief Executive Officer. “This year, we are introducing an exciting slate of new brands, including the launch of the Jordan brand with a focus on sport, with shops in men's, women's and kids. We're also bolstering our targeted marketing capabilities, and rolling out new technology across our stores, all designed to elevate our ability to serve our core customers. These innovations, combined with our unwavering commitment to value leadership, position us for a pivotal year in which we anticipate a return to topline sales growth.”

Fourth Quarter Operating Results ($ in millions, except per share data)	Quarter Ended		Change
	February 1, 2025 (13 weeks)	February 3, 2024 (14 weeks)%
Net sales	$1,676.9	$1,794.8	(6.6)%
Comparable sales	(3.0)%	(3.6)%
Income before income tax	$165.3	$211.3	(21.8)%
Net income (1)	$133.6	$168.2	(20.6)%
Adjusted net income (2)	$138.8	$168.2	(17.5)%
Earnings per common share, diluted	$1.89	$2.21	(14.5)%
Adjusted earnings per common share, diluted (2)	$1.96	$2.21	(11.3)%

Fiscal 2024 Operating Results ($ in millions, except per share data)	Fiscal Year Ended		Change
	February 1, 2025 (52 weeks)	February 3, 2024 (53 weeks)%
Net sales	$5,933.4	$6,159.3	(3.7)%
Comparable sales	(5.1)%	(6.5)%
Income before income tax	$538.2	$663.2	(18.8)%
Net income (1)	$418.4	$519.2	(19.4)%
Adjusted net income (2)	$439.5	$539.5	(18.5)%
Earnings per common share, diluted	$5.73	$6.70	(14.5)%
Adjusted earnings per common share, diluted (2)	$6.02	$6.96	(13.5)%
(1) Net income for the fiscal year ended February 1, 2025, includes a $15.0 million gain pertaining to a credit card fee litigation settlement and a $7.1 million gain on a sale-leaseback transaction, both of which occurred in the fourth quarter of fiscal 2024. Net income for the fiscal year ended February 3, 2024, includes a $15.9 million net gain from a credit card fee litigation settlement which occurred in the fourth quarter of fiscal 2023.

(2) Adjusted net income and adjusted earnings per common share (EPS), diluted are non-GAAP measures. See "Non-GAAP Measures" and "Reconciliations of GAAP to Non-GAAP Financial Measures" below for reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Note: Fourth quarter and full year 2024 included 13 and 52 weeks, compared to 14 and 53 weeks in fourth quarter and fiscal year 2023, respectively. The extra week in 2023 added $73.3 million to net sales and $0.08 to GAAP EPS. We define comparable sales as the percentage of period-over-period net sales increase or decrease, in the aggregate, for stores open after thirteen full fiscal months, as well as for all e-commerce sales.

Balance Sheet ($ in millions)	As of		Change
	February 1, 2025	February 3, 2024%
Cash and cash equivalents	$288.9	$347.9	(17.0)%
Merchandise inventories, net	$1,308.8	$1,194.2	9.6%
Long-term debt, net	$482.7	$484.6	(0.4)%

Capital Allocation ($ in millions)	Fiscal Year Ended		Change
	February 1, 2025	February 3, 2024%
Share repurchases	$368.3	$204.2	80.4%
Dividends paid	$31.5	$27.2	15.8%

Subsequent to the end of fiscal year 2024, on March 6, 2025, Academy announced its Board of Directors declared a quarterly cash dividend with respect to the quarter ended February 1, 2025, of $0.13 per share of common stock. This is a 18% increase from the previous quarterly dividend payment. The dividend is payable on April 17, 2025, to stockholders of record as of the close of business on March 25, 2025.

New Store Openings
Academy opened five new stores during the fourth quarter for a total of 16 new stores in 2024. In 2025, the Company plans on opening 20-25 new stores.

Academy Store Footprint Update

Fiscal 2024	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of quarter
1st Quarter	282	2	—	284
2nd Quarter	284	1	—	285
3rd Quarter	285	8	—	293
4th Quarter	293	5	—	298

Fiscal 2024 (in thousands)	Total gross square feet open at beginning of the quarter	Gross square feet for stores opened during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at the end of the quarter
1st Quarter	19,679	121.9	—	19,801
2nd Quarter	19,801	55.5	—	19,857
3rd Quarter	19,857	443.6	—	20,300
4th Quarter	20,300	304.3	—	20,604

2025 Outlook
“The fourth quarter played out in-line with guidance, with customers relying on Academy to deliver value when it mattered most. Our profitability and cash flow from operations as a rate to sales is top quartile in retail. Our capital allocation mindset is unchanged, focusing on financial stability, investing into straight-forward growth strategies and returning value to shareholders through share buybacks and a modest dividend," stated Carl Ford, Executive Vice President and Chief Financial Officer. "We have seen sequential improvements in comp sales since the second quarter and we anticipate that will continue into 2025. We are focused on our long-range strategy of growing the Company by opening new stores, improving the omnichannel experience, investing in new brands while remaining committed to value, utilizing customer data more effectively and leveraging our supply chain. We will leverage our strong balance sheet and use our cash flows to invest into these strategies, because we expect them to drive our long-term success.”

The company expects the first quarter to be the most challenging from a sales and earnings per share prospective as they plan to open five stores and transition to the new Jordan floor set. They further expect their internal initiatives to start to positively impact results beginning in the second quarter. Additionally, they expect the back half of the year to be stronger than the first half as their internal initiatives take hold.

Academy is providing the following initial guidance for fiscal 2025 (year ending January 31, 2026). This guidance takes into account various factors, both internal and external, such as the expected benefits of the Company's growth initiatives, current consumer demand, the competitive environment, as well as the potential impacts from inflation and other economic risks. The earnings per share estimates do not include any potential future share repurchases and assume a tax rate of 22.0% to 23.0%.

	Fiscal 2025 Guidance			change (at midpoint)
(in millions, except per share amounts)	Low end	High end	2024 Actuals	vs. 2024
Net sales	$6,090	$6,265	$5,933	4.2%

Comparable sales (2)	(2.0)%	1.0%	(5.1)%	+460 bps

Gross margin rate	34.0%	34.5%	33.9%	+40 bps

GAAP net income	$375	$410	$418	(6.1)%

Adjusted net income (1)	$400	$435	$439	(4.9)%

GAAP earnings per common share, diluted	$5.40	$5.85	$5.73	(1.8)%

Adjusted earnings per common share, diluted (1)	$5.75	$6.20	$6.02	(0.7)%

Diluted weighted average common shares	~70	~70	73.0	(4.1)%

Capital Expenditures	$220	$250	$200	17.5%

Adjusted free cash flow (1), (3)	$290	$320	$342	(10.8)%

(1) Adjusted net income, adjusted earnings per common share (EPS), diluted, and adjusted free cash flow are non-GAAP measures. See "Non-GAAP Measures" and "Reconciliations of GAAP to Non-GAAP Financial Measures" below for reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

(2) We define comparable sales as the percentage of period-over-period net sales increase or decrease, in the aggregate, for stores open after thirteen full fiscal months, as well as for all e-commerce sales.

(3) We have not reconciled guidance for adjusted free cash flow to the most comparable GAAP measure because it is not possible to do so without unreasonable efforts given the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management's control and could be significant; therefore, we are unable to provide an estimate of the most closely comparable GAAP measure at this time.

Conference Call Info
Academy will host a conference call today at 10:00 a.m. Eastern Time to discuss its financial results. The call will be webcast at investors.academy.com. The following information is provided for those who would like to participate in the conference call:

    U.S. callers          1-877-407-3982
    International callers     1-201-493-6780
    Passcode          13751956

A replay of the conference call will be available for approximately 30 days on the Company's website.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 302 stores across 21 states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of private label brands.

Non-GAAP Measures
Adjusted EBITDA, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Earnings per Common Share, and Adjusted Free Cash Flow have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles

(“GAAP”). The Company believes that the presentation of these non-GAAP measures is useful to investors as they provide additional information on comparisons between periods by excluding certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes, to consider underlying trends of its business, and in measuring its performance relative to others in the market, and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The calculation of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. For additional information on these non-GAAP financial measures, please see our Annual Report for the fiscal year ended February 1, 2025 (the "Annual Report"), to be filed on March 20, 2025, which may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the "SEC"), which are accessible on the SEC's website at www.sec.gov.

See “Reconciliations of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures presented in this press release to their most directly comparable GAAP financial measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy’s current expectations and are not guarantees of future performance. Forward-looking statements may incorporate words such as “believe,” “expect,", "anticipate," “forward,” “ahead,” “opportunities,” “plans,” “priorities,” “goals,” “future,” “short/long term,” “will,” “should,” or the negative version of these words or other comparable words. The forward-looking statements in this press release include, among other things, statements regarding the Company’s fiscal 2025 outlook under the caption "2025 Outlook," the Company's strategic plans and financial objectives, including the implementation of such plans, the growth of the Company's business and operations, including the opening of new stores and the expansion into new markets, the company's payment of dividends, including the timing and the amount thereof, share repurchases by the company, and the Company's expectations regarding its future performance and future financial condition are subject to various risks, uncertainties, assumptions, or changes in circumstances that are all difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, environmental, and other factors that could affect overall consumer spending or our industry, including the possible effects of ongoing macroeconomic challenges, inflation and in higher interest rates, trade policy changes or additional tariffs, geopolitical tensions, or changes to the financial health of our customers, many of which are beyond Academy's control. These and other important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the SEC, including the Annual Report, under the caption "Part 1A. Risk Factors," as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact	Media Contact
Dan Aldridge	Meredith Klein
VP, Investor Relations	VP, Communications
832-739-4102	346-823-6514
dan.aldridge@academy.com	meredith.klein@academy.com

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Fiscal Quarter Ended
	February 1, 2025	Percentage of Sales (1)	February 3, 2024	Percentage of Sales (1)
Net sales	$1,676,920	100.0%	$1,794,828	100.0%
Cost of goods sold	1,136,691	67.8%	1,197,819	66.7%
Gross margin	540,229	32.2%	597,009	33.3%
Selling, general and administrative expenses	385,533	23.0%	393,044	21.9%
Operating income	154,696	9.2%	203,965	11.4%
Interest expense, net	9,168	0.5%	12,578	0.7%
Loss on early retirement of debt	—	0.0%	1,525	0.1%
Other (income), net	(19,769)	(1.2)%	(21,395)	(1.2)%
Income before income taxes	165,297	9.9%	211,257	11.8%
Income tax expense	31,666	1.9%	43,090	2.4%
Net income	$133,631	8.0%	$168,167	9.4%

Earnings Per Common Share:
Basic	$1.93		$2.27
Diluted	$1.89		$2.21

Weighted Average Common Shares Outstanding:
Basic	69,229		74,219
Diluted	70,689		76,035
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Fiscal Year Ended
	February 1, 2025	Percentage of Sales (1)	February 3, 2024	Percentage of Sales (1)
Net sales	$5,933,450	100.0%	$6,159,291	100.0%
Cost of goods sold	3,921,990	66.1%	4,049,080	65.7%
Gross margin	2,011,460	33.9%	2,110,211	34.3%
Selling, general and administrative expenses	1,472,821	24.8%	1,432,356	23.3%
Operating income	538,639	9.1%	677,855	11.0%
Interest expense, net	36,873	0.6%	46,051	0.7%
Write off of deferred loan costs	449	0.0%	1,525	0.0%
Other (income), net	(36,908)	(0.6)%	(32,877)	(0.5)%
Income before income taxes	538,225	9.1%	663,156	10.8%
Income tax expense	119,778	2.0%	143,966	2.3%
Net income	$418,447	7.1%	$519,190	8.4%

Earnings Per Common Share:
Basic	$5.87		$6.89
Diluted	$5.73		$6.70

Weighted Average Common Shares Outstanding:
Basic	71,343		75,389
Diluted	73,048		77,469
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	February 1, 2025	February 3, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$288,929	$347,920
Accounts receivable - less allowance for doubtful accounts of $2,752 and $2,217, respectively	16,759	19,371
Merchandise inventories, net	1,308,840	1,194,159
Prepaid expenses and other current assets	95,621	83,450
Total current assets	1,710,149	1,644,900

PROPERTY AND EQUIPMENT, NET	525,136	445,209
RIGHT-OF-USE ASSETS	1,173,075	1,111,237
TRADE NAME	579,007	578,236
GOODWILL	861,920	861,920
OTHER NONCURRENT ASSETS	51,676	35,211
Total assets	$4,900,963	$4,676,713

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$612,424	$541,077
Accrued expenses and other current liabilities	230,323	217,932
Current lease liabilities	115,134	117,849
Current maturities of long-term debt	3,000	3,000
Total current liabilities	960,881	879,858

LONG-TERM DEBT, NET	482,679	484,551
LONG-TERM LEASE LIABILITIES	1,185,741	1,091,294
DEFERRED TAX LIABILITIES, NET	256,815	254,796
OTHER LONG-TERM LIABILITIES	10,812	11,564
Total liabilities	2,896,928	2,722,063

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, authorized 50,000,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 300,000,000 shares; 68,332,961 and 74,349,927 issued and outstanding as of February 1, 2025 and February 3, 2024, respectively	683	743
Additional paid-in capital	247,094	242,098
Retained earnings	1,756,258	1,711,809
Stockholders' equity	2,004,035	1,954,650
Total liabilities and stockholders' equity	$4,900,963	$4,676,713

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Fiscal Year Ended
	February 1, 2025	February 3, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$418,447	$519,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,070	110,936
Non-cash lease expense	30,295	16,723
Equity compensation	26,629	24,377
Amortization of deferred loan and other costs	2,574	2,739
Deferred income taxes	2,020	(4,247)
Non-cash loss on early retirement of debt	—	1,525
Write-off of Deferred Loan Costs	449	—
Gain on disposal of property and equipment	(7,062)	(388)
Changes in assets and liabilities:
Accounts receivable, net	2,611	(2,868)
Merchandise inventories	(114,681)	89,358
Prepaid expenses and other current assets	(10,117)	(50,225)
Other noncurrent assets	(12,437)	(18,761)
Accounts payable	65,761	(142,346)
Accrued expenses and other current liabilities	11,952	(26,712)
Income taxes payable	(5,277)	17,640
Other long-term liabilities	(1,152)	(1,162)
Net cash provided by operating activities	528,082	535,779

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(199,589)	(207,770)
Purchases of intangible assets	(771)	(520)
Proceeds from the sale of property and equipment	14,240	2,151
Net cash used in investing activities	(186,120)	(206,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Revolving Credit Facilities	3,900	—
Reduction in Revolving Credit Facilities	(3,900)	—
Repayment of Term Loan	(3,000)	(103,000)
Debt issuance fees	(5,689)	—
Proceeds from exercise of stock options	4,323	16,636
Proceeds from issuance of common stock under employee stock purchase program	5,248	5,484
Taxes paid related to net share settlement of equity awards	(5,460)	(7,971)
Repurchase of common stock for retirement	(364,912)	(202,796)
Dividends paid	(31,463)	(27,218)
Net cash used in financing activities	(400,953)	(318,865)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(58,991)	10,775
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	347,920	337,145
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$288,929	$347,920

ACADEMY SPORTS AND OUTDOORS, INC.
RECONCILIATIONS OF GAAP TO NONGAAP FINANCIAL MEASURES
(Unaudited)
(Dollar amounts in thousands)
Adjusted EBITDA and Adjusted EBIT
We define “Adjusted EBITDA” as net income (loss) before interest expense, net, income tax expense and depreciation, and amortization, and impairment, and other adjustments included in the table below. We define “Adjusted EBIT” as Adjusted EBITDA less depreciation and amortization. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA and Adjusted EBIT in the following table.

	Fiscal Quarter Ended		Fiscal Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net income (a)	$133,631	$168,167	$418,447	$519,190
Interest expense, net	9,167	12,578	36,873	46,051
Income tax expense	31,665	43,090	119,778	143,966
Depreciation and amortization	30,962	31,542	118,070	110,936
Equity compensation (b)	6,240	(1,751)	26,629	24,377
Loss on early retirement of debt	—	1,525	—	1,525
Write off of deferred loan costs	—	—	449	—
Adjusted EBITDA	$211,665	$255,151	$720,246	$846,045
Less: Depreciation and amortization	(30,962)	(31,542)	(118,070)	(110,936)
Adjusted EBIT	$180,703	$223,609	$602,176	$735,109

(a)	Net income for the year ended February 1, 2025, includes a $15.0 million gain pertaining to a litigation settlement and a $7.1 million gain on a sale-leaseback transaction, both of which occurred in the fourth quarter of fiscal year 2024. Net income for the year ended February 3, 2024, includes a $15.9 million net gain from a credit card fee litigation settlement which occurred in the fourth quarter of fiscal year 2023.
(b)
Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the timing and valuation of awards, achievement of performance targets and equity award forfeitures.

Adjusted Net Income and Adjusted Earnings Per Common Share
We define “Adjusted Net Income” as net income (loss) plus other adjustments included in the table below, less the tax effect of these adjustments. We define “Adjusted Earnings per Common Share, Basic” as Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and “Adjusted Earnings per Common Share, Diluted” as Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments reconciling net income (loss) to Adjusted Net Income, and Adjusted Earnings Per Common Share in the following table (amounts in thousands, except per share data):

	Fiscal Quarter Ended		Fiscal Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net income (a)	$133,631	$168,167	$418,447	$519,190
Equity compensation (b)	6,240	(1,751)	26,629	24,377
Loss on early retirement of debt, net	—	1,525	—	1,525
Write off of deferred loan costs	—	—	449	—
Tax effects of these adjustments (c)	(1,112)	288	(6,038)	(5,621)
Adjusted Net Income	138,759	168,229	439,487	539,471

Earnings per common share
Basic	$1.93	$2.27	$5.87	$6.89
Diluted	$1.89	$2.21	$5.73	$6.70
Adjusted Earnings per Share
Basic	$2.00	$2.27	$6.16	$7.16
Diluted	$1.96	$2.21	$6.02	$6.96
Weighted average common shares outstanding
Basic	69,229	74,219	71,343	75,389
Diluted	70,689	76,035	73,048	77,469

(a)	Net income for the year ended February 1, 2025, includes a $15.0 million gain pertaining to a litigation settlement and a $7.1 million gain on a sale-leaseback transaction, both of which occurred in the fourth quarter of 2024. Net income for the year ended February 3, 2024, includes a $15.9 million net gain relative to a credit card litigation settlement which occurred in the fourth quarter of 2023.
(b)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(c)	Represents the tax effect of the total adjustments made to arrive at Adjusted Net Income at our historical tax rate.
Adjusted Net Income and Adjusted Earnings Per Common Share, Diluted, Guidance Reconciliation (amounts in millions, except per share data)

	Low Range*	High Range*
	Fiscal Year Ending January 31, 2026	Fiscal Year Ending January 31, 2026
Net Income	$375.0	$410.0
Equity compensation (a)	25.0	$25.0
Adjusted Net Income	$400.0	$435.0

Earnings Per Common Share, Diluted	$5.40	$5.85
Equity compensation (a)	0.35	0.35
Adjusted Earnings Per Common Share, Diluted	$5.75	$6.20

* Amounts presented have been rounded.
(a)	Adjustments include non-cash charges related to equity-based compensation (as defined above), which may vary from period to period.

Adjusted Free Cash Flow
We define “Adjusted Free Cash Flow” as net cash provided by (used in) operating activities less net cash used in investing activities. We describe these adjustments reconciling net cash provided by operating activities to adjusted free cash flow in the following table (amounts in thousands):

	Fiscal Quarter Ended		Fiscal Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net cash provided by operating activities	$140,168	$234,737	$528,082	$535,779
Net cash used in investing activities	(49,674)	(55,948)	(186,120)	(206,139)
Adjusted Free Cash Flow	$90,494	$178,789	$341,962	$329,640